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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                    FORM 4

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
     Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

     Crook                          Neil                           A.M.
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        (Last)                      (First)                        (Middle)

                               UI Bokserska 66a
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                                   (Street)

     Warsaw                         Poland                           02-690
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        (City)                      (State)                           (Zip)

CENTRAL EUROPEAN DISTRIBUTION CORP. (CEDC)
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2.  Issuer Name and Ticker or Trading Symbol

           CEDC
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3.  I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

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4.  Statement for Month/Year

                05/02
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5.  If Amendment, Date of Original (Month/Year)

================================================================================
6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [_] Director                            [_] 10% Owner
    [X] Officer (give title below)          [_] Other (specify below)


                            Chief Financial Officer
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7.  Individual or Joint/Group Filing (Check Applicable Line)

    [X]  Form filed by One Reporting Person
    [_]  Form filed by More than One Reporting Person

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================================================================================
           Table I--Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
 1. Title of      2. Trans-     3. Transac-   4. Securities         5. Amount of           6. Ownership    7. Nature of
    Security         action        tion Code     Acquired (A)          Securities             Form:           Indirect
    (Instr. 3)       Date          (Instr. 8)    Disposed of (D)       Beneficially           Direct (D)      Beneficial
                     (Month /                    (Instr. 3, 4,         Owned at End           or Indirect     Ownership
                     Day/                        and 5)                of Month               (I) (Instr.     (Instr. 4)
                     Year)                                             (Instr. 3              4)
                                                                       and 4)
                                ------------------------------------
                                                           (A)
                                   Code  V        Amount   or  Price
                                                           (D)
-----------------------------------------------------------------------------------------------------------------------------
 CEDC Common Stock
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

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


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

  TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
        (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------
Employee stock Option                    12.38           4/30/02               V (A)                   5,000

 TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-
                                 cisable and       Underlying Securities        of          of Deriv-        ship
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form
                                 Date                                           ative       Secur-           of De-
                                 (Month/Day/                                    Secur-      ities            rivative
                                 Year)                                          ity         Bene-            Securities
                                                                                (Instr.     ficially         Bene-
                               --------------------------------------------     5)          Owned            ficially
                               Date     Expira-              Amount or                      at End           Owned at
                               Exer-    tion         Title   Number of                      of               End of
                               cisable  Date                 Shares                         Month            Month(1)
                                                                                            (Instr. 4)       (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
                               4/30/02  4/30/12  Common Stock    5,000

                           (Print ot Type Responses)
                                                                          (Over)
(Form 4-07/98)

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

           /s/ Neil Crook                             5/21/02
-------------------------------------            -----------------
      **Signature of Reporting Person                   Date

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.